Exhibit 99.2

Destination Maternity

First Quarter Fiscal 2018

Results Conference Call

6/14/18

Thomas McCracken, Senior Vice President, Finance:

Thank you, operator. Good morning everyone, and welcome to Destination Maternity’s first quarter fiscal 2018 earnings call. The earnings release that was disseminated this morning is available on the investor section of our website.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures, we will be discussing in today’s call. If non-GAAP financial information is provided on this call, a reconciliation of the non-GAAP information to the most comparable GAAP financial measure is available in our press release.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today are Marla Ryan, our Chief Executive Officer, and David Stern, our Executive Vice President & Chief Financial Officer. Marla will open with some remarks followed by additional commentary by Dave on our financial results. Afterward, Marla and Dave will be available to take your questions. It is now my pleasure to turn the call over to Marla.

Marla A. Ryan, Chief Executive Officer:

Thank you, Tom and good morning everyone. I am excited to be here with all of you as the CEO of Destination Maternity. Having only recently joined the Company three short weeks ago, I am going to keep my comments this morning brief, providing an overview of my objectives and priorities for the business.

As Dave will address in a moment, during the first quarter the team made progress on several fronts, including reducing SG&A, increases in operating income and continued double digit growth in our e-commerce channel. While I am encouraged by the progress our team has made this quarter, there is more work to be done.

In the past few weeks, I have begun a deep dive across the entire enterprise, immersing myself in every aspect of the business, and getting to know our entire team. I believe Destination Maternity has the foundation of a powerful culture with extremely talented employees that will be critical to the future success of the brand.

More specifically, I am focused on working closely with all of our employees to refine and implement a comprehensive and attainable business plan geared towards accelerating revenue growth, rationalizing expenses and improving profitability. Given the importance of our enterprise wide transformation, we have formally created an Office of Strategic Planning which will report directly to me. The key function of this office will be to assist with all efforts related to the specific initiatives needed to make our transition successful and swift.

Let me break down some of my initial objectives for the business.

First, we remain focused on growing and improving our e-commerce platform. Our e-commerce business increased 42.8% in the first quarter and we will continue to build off of this momentum in the coming year. We are committed to continuing to drive significant improvements in our e-commerce business with revenue in the Motherhood brand reaching +50.8% year-over-year and A Pea in the Pod + 21.3% year-over-year, a testament to strength of this platform.

Our brick and mortar business remains challenged with declines in traffic and conversion. We continue to believe in the importance of having physical store fronts and will be focused on improving same store sales performance. In the next few weeks we will be implementing several tests to course correct these metrics.

These tests will be focused on inventory increases behind our key drivers to increase conversion as well as new marketing messages to drive increased traffic to stores. Once we have proof of concept, we plan to roll this out to the wider fleet.

We are also focused on modernizing our in-store shopping layout and technology, while improving customer service to increase conversion. With this, we are embracing the digital needs of our customers and working towards implementation of greater engagement points during the 40 weeks of pregnancy and afterwards. This includes faster shipping solutions and enhanced online capabilities that will result in increased transactions and average order size.

As an organization we will be digitally driven, using data first to inform decisions. We will deploy a test and learn culture that reacts upon proof of concept allowing us to respond to selling trends, new concepts, buying behaviors and customer engagement much faster as we begin our journey to profitable growth.

As we begin to reshape our infrastructure, we will instill an owner mentality into the organization that places a high emphasis on optimization, productivity and cost savings. Our transformation towards a more flexible, nimble and profitable organization will also allow us to be better poised for growth. As part of this process, we have kicked off an in-depth evaluation of all of our sales channels and revenue streams. We are assessing their profitability, growth opportunities, competitive strengths, and weaknesses. This process will allow us to prioritize the highest performing channels.

Additionally, we will work quickly to implement a comprehensive brand vision that is reflected across every aspect of our business, our products, our e-commerce site, stores and marketing materials. Our focus will be around innovation, providing solutions for the mom2be through our pillar products or key drivers, which are currently a significant portion of our business. There is also tremendous opportunity to create more awareness through our own marketing, wholesale and partner businesses as well as joining forces with new partnerships. All of this is under way and we will provide more comprehensive updates as these opportunities come together later this year.

Finally, we believe in providing our mom2be solutions with a great value proposition. In the product engine portion of the business our priority around inventory optimization, shorter lead times and improved product flow will be critical. These actions will allow for improved inventory productivity, leading to a decrease in our dependence on promotions to drive sales, which will in turn improve margins.

As you can see, there is a lot of work ahead of us, but I am excited to be a part of this organization and to be a part of real change. Destination Maternity is a business with vast potential and I am committed to transforming this business into a more nimble and profitable organization that generates long term shareholder value. I look forward to speaking and meeting with many of our investors in the coming months.

With that, let me turn things over to Dave to discuss our financial performance in more detail.

David Stern, Executive Vice President & Chief Financial Officer:

Thank you, Marla, and good morning to everyone on the call.

This morning I will review our fiscal 2018 first quarter performance and other key items on our balance sheet and cash flow.

Sales for the first quarter were $103.2 million, a decrease of $3.2 million, or 3.0%, from the comparable quarter last year. Comparable retail sales were essentially flat, or down 0.1%, which reflects the net impact of a 42.8% increase in ecommerce sales and a 9.1% decrease in comparable brick and mortar sales. Additionally, sales were impacted by the net closure of 27 retail stores, a decline in sales to wholesale and franchise partners, and the prior year one-time revenue recognition of $0.8 million related to a change in the method of accounting for gift card breakage. E-commerce sales represented 26% of retail sales this year compared to 18% last year.

Gross margin for the first quarter was 53.7%, a decrease of 70 basis points from the same quarter last year. This decrease was primarily driven by the growth of our e-commerce business as a percent of retail sales, partially offset by improved product margins within each channel driven by our reduced promotional activity.

Gross profit for the first quarter was $55.4 million, a decrease of $2.5 million, or 4.4%, from the comparable quarter last year.

Selling, general & administrative expenses for the first quarter were $51.9 million, a decrease of $3.8 million, or 6.8%, from the comparable quarter last year. This decrease was driven by decreased employee costs and occupancy expense, driven by store closures and ongoing expense reduction initiatives. As a percentage of sales, SG&A was 50.2%, a decrease of 210 basis points from the first quarter of last year.

Adjusted EBITDA before other charges and change in accounting principle for the first quarter was $7.9 million, an increase of $1.6 million from the comparable quarter last year.

Net income for the first quarter was $0.2 million, or $0.02 per share, compared to a net loss of $1.1 million, or $0.08 per share, for the comparable quarter last year.

Adjusted net income was $1.0 million, or $0.07 per share, compared to adjusted net loss of $0.7 million, or $0.05 per share, for the first quarter of fiscal 2017.

Turning now to the balance sheet:

At quarter end, Inventory was $66.4 million, a decrease from the comparable quarter last year of $7.3 million, or 9.9%. And, Debt, net of cash, was $40.7 million, an increase of $4.0 million from the same quarter last year.

During the first quarter of 2018, we closed 3 stores and ended the quarter with 484 retail stores.

Capital Expenditures for the first quarter of 2018 were $1.1 million, a reduction of $0.9 million from last year. First quarter capital outlays were primarily the result of modest store investments, as we optimize our real estate portfolio, as well as IT investments. These investments represent a measured approach to capital expenditures that we will continue as we move forward.

This concludes the prepared remarks, so I will now turn the call over to the operator to initiate the question and answer portion of the call.

Marla A. Ryan, Chief Executive Officer:

Thank you all for joining us on the call today.

While there is much work ahead of us, I am encouraged by our efforts to date. We are working hard to identify and implement the right processes and strategies that will unlock the true potential of this business and position us for long term success. I appreciate your ongoing support and we all look forward to updating you on our progress next quarter.